Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (Nos. 333-118495, and 333-123469) and in the Registration Statements on Form S-8 (Nos. 333-48611, 333-68407, 333-95033, 333-102327, 333-124764, 333-130304, and 333-136464) of Nu Skin Enterprises, Inc. of our report dated February 28, 2008 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appear in the Nu Skin Enterprise, Inc. Annual Report on Form 10-K for the year ended December 31, 2007. ..

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Salt Lake City, UT
February 29, 2008